Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-253611) and Form S-8 (No. 333-145685, 333-170286, 333-183075, 333-197971, 333-213850, 333-233531, 333-266727 and 333-266728) of our reports dated May 31, 2023, relating to the consolidated financial statements of American Superconductor Corporation and its subsidiaries (the Company), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2023.

/s/ RSM US LLP

Boston, Massachusetts

May 31, 2023